SHIRE PHARMACEUTICALS GROUP PLC
HAMPSHIRE INTERNATIONAL BUSINESS PARK, CHINEHAM, BASINGSTOKE RG24 8EP UK TEL +44 1256 894000 FAX +44 1256 894708
HTTP://WWW.SHIRE.COM


12 noon BST 7am EDT
31 July 2003

  Shire announces strong second quarter results and outcome of strategic review

Basingstoke, UK - 31 July 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces results for the second quarter ended 30 June 2003.

Second Quarter 2003 Unaudited US GAAP Results Highlights

------------------------------------------------------------ ----------------- ------------------ ----------------
                                                                      Q2 2003            Q2 2002     % Growth
                                                                           $M                 $M
------------------------------------------------------------ ----------------- ------------------ ----------------
------------------------------------------------------------ ----------------- ------------------ ----------------

Total revenues                                                          299.0              248.1       +21%
Operating income                                                         94.2               75.1       +25%

Income from continuing operations before income taxes and
equity in (losses) / earnings of equity method investees                 92.1               77.2       +19%
Net income                                                               65.5               59.3       +10%
Diluted Earnings Per Share (EPS):
Per common share                                                        12.8c              11.6c       +10%
Per American Depository Share (ADS)                                     38.4c              34.8c       +10%
------------------------------------------------------------ ----------------- ------------------ ----------------


(1) The 2002 US GAAP results have been restated to reflect the disposal of our `Over-The-Counter' (OTC) business, which has been accounted for as a discontinued operation. All 2002 figures down to net income from continuing operations exclude the OTC business, while 2002 net income and EPS figures include the OTC results.

(2) Average exchange rates for Q2 2003 and 2002 were $1.62: (pound)1.00 and $1.47: (pound)1.00 respectively.

Matthew Emmens, Chief Executive, said:

"Strong financial performance continued in the second quarter.

"Since joining Shire in March, I have led a detailed strategic review. Shire has robust franchises in its core areas and has a successful track record in marketing to specialist physicians. With that in mind, we have now made some important decisions that will shape our future.

"Our goal is to become the leading company in meeting the needs of the specialist physician. With the right products, small sales forces can deliver impressive sales. This is our core competency. By replicating this success in other `specialty arms' we believe we can achieve our growth aspirations.

"This commercial platform has implications for both our R&D and business development efforts. Our R&D focus will shift to fewer, later stage (lower risk) projects and center on areas where we have commercial presence. Business development efforts will intensify and we will use our considerable cash reserves to enhance our product line and specialty reach.

"Several immediate actions will be taken as a result of the strategic review. We intend to spin out the vaccines business as an independent company. Our early stage research (lead optimisation) unit will be closed. As a result of exiting oncology and anti-infectives research, we will seek to out-license TROXATYL and partner SPD754. Furthermore, we will significantly enhance our M&A effort - targeting acquisitions in the US, including larger scale transactions. In addition to these actions, I have initiated projects that will better integrate, coordinate and rationalize our global business activities.

"Concentrating our business in a more focused way will create a stronger Shire and position us for continued growth. Our strategy is aimed at achieving growth, on average, in the mid-teens range beyond 2003."

New R&D focus - later stage, lower risk

The exit from the Vaccines business will remove several promising but early stage projects from the portfolio. Shire will increasingly focus investment in R&D onto lower risk, later stage opportunities which can be fully funded and which will have the highest probability of reaching the market in the shortest time. Shire's short-term growth will come from the launch of products from its own pipeline, from M&A and from in-licensing.

The early stage research lead optimisation research group, based in Laval Canada will be closed down with the loss of approximately 120 jobs. A re-structuring provision of approximately $12 million will be booked mainly in Q3 2003. Re-structuring costs, net of savings, for the full year 2003 are estimated to be around $7 million, with the major element being non-cash asset write-downs. Ongoing savings from 2004 are estimated to be approximately $15 million per annum.

Oncology and anti-infectives will no longer be therapeutic areas of focus in R&D for the Company. Shire will seek to out-license TROXATYL (for the treatment of acute myeloid leukaemia and pancreatic cancer). Shire will continue to develop the anti-infectives project SPD754 (for HIV treatment) while seeking partnership opportunities to more effectively leverage this asset.

Vaccines

Shire intends to spin off the vaccines business, given its earlier stage of development and the different dynamics in the vaccine market. Shire anticipates concluding this process by the end of H1 2004. In the first six months of 2003, this business had an operating loss of $14.5 million including R&D expenditure of $7.8 million. This is currently a Canadian commercial business, which comprises the NEISVAC-C vaccine for meningitis C and the FLUVIRAL flu vaccine, which is also in development for markets outside Canada (SPD707). The R&D portfolio comprises SPD701 for influenza, SPD703 for pneumonia, SPD704 for meningitis and SPD705 for opportunistic infections all in phase I.


Second Quarter 2003 and Recent Events Highlights

     o Q2 2003 revenues up 21% to $299.0 million, diluted earnings per ADS up 10% to 38.4c.

     o ADDERALL XR(R) sales up 35% on the same period last year, totalling $102.4 million; the ADDERALL(R) brand has remained the leading ADHD brand in the US with 26%(6) prescription share in Q2 2003.

     o Strong growth in 3TC sales and positive foreign exchange movements (up 22% to $37.5 million) were major contributors to an overall increase in royalties in Q2 2003, up 28% to $51.8 million.

     o    Shire received positive Committee for Proprietary Medicinal Products
          (CPMP) opinion for XAGRID(R) in Europe.

     o Continued dialogue with the US Food and Drug Administration (FDA) with regard to FOSRENOL(R); pre-approval data remains on course for submission in the US and EU.

     o Rights acquired to five products from DRAXIS Health for the Canadian market in July 2003.


New Non Executive Director

Shire has announced the appointment of Robin Buchanan as Non Executive Board Director. Mr Buchanan is the Senior Partner of the London office of business consultants, Bain & Company and a member of Bain's worldwide management committee; he is a British citizen and lives in the UK.

Future prospects

Shire remains comfortable with previous FY 2003 guidance, provided at Q1 2003 results, of mid to high teens revenue growth, operating margins of circa 30% and high single digit to low double digit EPS growth. This excludes a potential 3 cents negative impact in relation to the closure of the Lead Optimisation business.


                                    - Ends -


High resolution photographs are available to the media free of charge at
WWW.NEWSCAST.CO.UK   [Tel. +44 (0)20 7608 1000].

For further information please contact:

Global (outside US & Canada)
Clea Rosenfeld - Investor Relations                           +44 1256 894 160
Jessica Mann - Media                                          +1 859 669 8905

US & Canada
Gordon Ngan - Investor Relations                              +1 859 669 8918
Michele Roy - Media                                           +1 450 978 7938

Notes to editors
Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently has a range of projects and products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal. Shire has operations in the world's key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company's website:
WWW.SHIRE.COM

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialisation, the impact of competitive products, including, but not limited to, the impact on Shire's Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL(R)) and METHYPATCH(R), and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.

The following are trade marks of Shire or companies within the Shire Group, which are the subject of trade mark registrations in certain territories.

ADDERALL XR(R) (mixed amphetamine salts)
ADDERALL(R) (mixed amphetamine salts)
AGRYLIN(R) (anagrelide hydrochloride)
CARBATROL(R) (carbamazepine)
FLUVIRAL(R) S/F (split-virion influenza vaccine)
FOSRENOL(R) (lanthanum carbonate)
METHYPATCH(R) (methylphenidate)
PROAMATINE(R) (midodrine hydrochloride)
TROXATYL(R) (troxacitabine)
XAGRID(R) (anagrelide hydrochloride)

The following are trade marks of third parties.

3TC (lamivudine) (trade mark of GlaxoSmithKline (GSK))
NEISVAC-C (trade mark of Baxter International Inc.)
PENTASA (mesalamine) (trade mark of Ferring)
REMINYL (galantamine hydrobromide) (trade mark of Johnson & Johnson) ZEFFIX (lamivudine) (trade mark of GSK)


Data sources.
(1) IMS Prescription Data - ADHD market
(2) IMS Prescription Data - extended release carbamazepine market
(3) IMS Prescription Data - AGRYLIN, Hydrea, generic hydroxyurea market
(4) IMS Prescription Data - mesalamine / olsalazine market
(5) IMS Prescription Data - PROAMATINE and fludrocortisone acetate market
(6) IMS Prescription Data - Product specific
(7) GSK

OVERVIEW OF US GAAP FINANCIAL RESULTS

Introduction

The results for the second quarter ended 30 June 2002 have been restated to reflect the disposal of our OTC business, accounted for as a discontinued operation in accordance with generally accepted accounting principles in the United States of America (US GAAP). In accordance with US GAAP guidelines, 2002 figures from revenues down to income from continuing operations exclude the results of the OTC business, while 2002 net income and earnings per share include the results of the OTC business.

Revenues from continuing operations for the second quarter ended 30 June 2003 increased by 21% to $299.0 million (Q2 2002: $248.1 million).

The Company recorded net income of $65.5 million, an increase of 10% compared to the three months ended 30 June 2002. Diluted earnings per common share were 12.8 cents, or 38.4 cents per ADS, an increase of 10% over Q2 2002.

Operations generated cash inflows from operating activities of $1.8 million during the second quarter of 2003. This was primarily due to an increase of $55.7 million in accounts receivable resulting from the phasing of wholesaler buying and a decrease of other liabilities of $16.9 million as a result of periodic tax payments.

The Company initiated a share re-purchase programme during the quarter, buying back 7.6 million common shares at a total cost of $52.4 million.

Cash, cash equivalents and marketable securities at 30 June 2003 amounted to $1,185.2 million (31 December 2002: $1,213.8 million). After deduction of borrowings, this translates to a net cash position of $806.5 million (31 December 2002: $805.7 million). Where appropriate, this may be used to further enhance our portfolio through product and project acquisitions.

Product sales

For the quarter ended 30 June 2003, product sales increased $39.6 million to $246.5 million (Q2 2002: $206.9 million) and represented 82% of total revenues. During the early part of Q2 2003, Shire experienced aggressive wholesaler de-stocking, significantly beyond the stock-build of $15 million announced in Q1 2003. This significant de-stocking below normal levels was corrected later in the quarter following the initiation of a wholesaler promotional campaign intended to normalise inventory levels. The Company estimates that Q2 2003 product revenues approximated prescription-based demand for the quarter except for sales of ADDERALL ($5 million) and PROAMATINE ($5 million). ADDERALL benefited from a promotional campaign intended to decrease inventories of short-dated product, while PROAMATINE benefited from increased sales due to the timing of order flow. The combined amount of Q2 revenues in excess of demand was approximately $10 million which, in combination with the wholesaler stocking reported in Q1 2003, is expected to reverse prior to year end.

Second Quarter 2003 Product Highlights

------------------------------ ------------------- ------------------- ------------------ ---------------------------
                                                         Sales              US Rx(6)              Q2 2003(6)
Product                              Sales               Growth             Growth             US Market Share
                                       $M                  %                   %                      %
------------------------------ ------------------- ------------------- ------------------ ---------------------------
------------------------------ ------------------- ------------------- ------------------ ---------------------------
ADDERALL XR                           102.4              + 35%                + 62%                  23%(1)
ADDERALL                               19.2              - 32%                - 59%                   3%(1)
------------------------------ ------------------- ------------------- ------------------ ---------------------------
------------------------------ ------------------- ------------------- ------------------ ---------------------------

Total ADDERALL                        121.6              + 17%                + 16%                  26%(1)
============================== =================== =================== ================== ===========================
AGRYLIN                                36.6              + 24%                 + 8%                  27%(3)
PENTASA                                24.8              + 15%                 - 3%                  11%(4)
PROAMATINE                             18.3              + 68%                + 12%                  27%(5)
CARBATROL                              13.9              + 11%                 + 1%                  38%(2)
------------------------------ ------------------- ------------------- ------------------ ---------------------------

CNS Franchise

ADDERALL XR and ADDERALL

Total ADDERALL franchise sales in Q2 2003 were $121.6 million, an increase of 17% over Q2 2002 ($104.1 million). Over the same period, total ADDERALL franchise prescriptions grew by approximately 16%(6), despite the entry of generic versions of ADDERALL last year, as well as increased competition within the ADHD market overall.

Sales of ADDERALL XR in Q2 2003 were $102.4 million, an increase of 35% over Q2 2002 ($75.8 million). ADDERALL XR prescriptions increased 62%(6) between periods driven by successful conversion of ADDERALL business to the improved ADDERALL XR formulation and overall market growth. The difference between reported growth and prescription growth is largely due to a strong Q2 2002 that included launch stock related to new strengths of ADDERALL XR. Revenues of ADDERALL XR in Q2 2003 were broadly in line with underlying prescription demand.

Increased competitor activity has had a positive impact on the US ADHD market growth, which reached 18%(6) for Q2 2003 over the prior year period. Notwithstanding this increase in competition, ADHD physicians have continued to recognise the strengths of the ADDERALL brand, which maintained its leading position in the ADHD market with a 26%(6) prescription share during Q2 2003.

Sales of ADDERALL were $19.2 million in Q2 2003, down 32% from Q2 2002 ($28.3 million). Overall prescriptions were down approximately 59%(6) between periods. In Q2 2003, Shire offered wholesalers short-dated product on a non-returnable basis. The Company estimates that this offer increased ADDERALL revenues by $5 million over normal Q2 wholesaler buying patterns.

CARBATROL

CARBATROL sales increased by $1.3 million or 11%, year on year, versus a 1%(6) increase in prescriptions. Q2 2003 sales benefited from a price increase implemented in April 2003. The Company believes that wholesaler inventory levels are fully adjusted to reflect current demand levels.

Following recommencement of promotional efforts in Q1 2003, Shire has grown CARBATROL's share of the extended release carbamazepine market from 36%(6) in Q2 2002 to 38%(6) in Q2 2003. Total prescription volume for carbamazepine products has remained stable between Q1 2003 and Q2 2003, and Shire will continue to monitor progress in this area.

The FDA website indicates that a generic company has filed an abbreviated new drug application for CARBATROL 300mg. Shire has no further information at this time.

Other Franchises

AGRYLIN

AGRYLIN sales growth of 24% in Q2 2003 was supported by 8%(6) US prescription growth, and strong growth in sales from outside the US. While Q2 2003 revenues were in line with underlying prescription demand, wholesaler inventories remain somewhat above normal levels and the Company expects wholesaler de-stocking to adversely impact sales trends in Q3 or Q4 2003.

AGRYLIN remains the only product specifically approved for essential thrombocythemia in the US. The anticipated pediatric extension for AGRYLIN could extend its orphan drug exclusivity from March 2004 to September 2004, after which time it is expected to face generic competition. The expected launch of XAGRID (the trade name of AGRYLIN used in the EU) will continue to drive growth from markets outside the US.

PENTASA

The 15% growth in PENTASA sales revenue compared to Q2 2002, versus a 3%(6) fall in prescription demand for the same period, is largely related to wholesaler stocking movements in Q2 2002 and the favourable impact of an April 2003 price increase. While Q2 2003 revenues were in line with underlying prescription demand, wholesaler inventories remain somewhat above normal levels and the Company expects wholesaler de-stocking to adversely impact sales trends in Q3 or Q4 2003.

Although its formal indication is for mild to moderately active ulcerative colitis, PENTASA continues to see the majority of its use in Crohn's disease.

PROAMATINE

Supported by 12%(6) prescription growth, the remainder of PROAMATINE's total 68% growth during the quarter is attributable to wholesaler buying patterns. The Company estimates that wholesalers stocked approximately $5 million of product in excess of underlying prescription demand. The impact of wholesaler de-stocking prior to year-end and/or the onset of generic competition could adversely impact comparative sales trends in Q3 or Q4 2003.

While PROAMATINE grew its share of the PROAMATINE and fludrocortisone acetate market from 24%(6) in Q2 2002 to 27%(6) in Q2 2003, its Orphan Drug Status will expire in September 2003, allowing the entry of potential generic competition.

Royalties

Royalty revenue increased 28% to $51.8 million for Q2 2003 (Q2 2002: $40.5 million) as a result of strong sales and positive foreign exchange movements.

Second Quarter 2003 Royalty Highlights

----------------------- -------------- ----------------------- ------------------- ------------------------------------
Product                   Royalties           Royalty                 CER(7)          Worldwide in-market sales by
                         to Shire $M           growth                growth               licensee in Q2 2003(7)
                                                 %                     %                           $M
----------------------- -------------- ----------------------- ------------------- ------------------------------------
----------------------- -------------- ----------------------- ------------------- ------------------------------------
3TC                          37.5              + 22%                 + 10%                         281
----------------------- -------------- ----------------------- ------------------- ------------------------------------
----------------------- -------------- ----------------------- ------------------- ------------------------------------
ZEFFIX                        5.7              + 27%                 + 15%                          52
----------------------- -------------- ----------------------- ------------------- ------------------------------------
----------------------- -------------- ----------------------- ------------------- ------------------------------------
Other                         8.6              + 62%                  n/a                          n/a
----------------------- -------------- ----------------------- ------------------- ------------------------------------

For the products 3TC and ZEFFIX, treatments for HIV infection and chronic hepatitis B respectively, Shire receives royalties from GSK on worldwide sales, with the exception of Canada, where a commercialisation partnership with GSK exists.

The nucleoside analogue market for HIV has continued to exhibit solid double-digit growth in recent months. This growth is supported by increases in the number of individuals living with HIV, as well as reduced mortality due to more effective treatment regimens.

With the recent introduction of only the second antiviral agent in the US for hepatitis B infection, market dynamics in the US are expected to change. This introduction is not expected to have a dramatic near term impact on royalties, as the majority of ZEFFIX sales continue to be made in Asia-Pacific markets.

Royalty revenue is also received in respect of REMINYL from Johnson & Johnson, and in respect of a number of hormone replacement therapy products from various licensees.

REMINYL is the newest treatment available for the treatment of mild to moderately severe dementia of the Alzheimer's type. It is currently growing well in the Alzheimer's market, while progress continues for other indications and formulations.

Cost of product sales

For the second quarter ended 30 June 2003, cost of product sales amounted to 16% of product sales (Q2 2002: 14%). The increase over the prior year period is primarily driven by the sales mix in the quarter. The cost of product sales is 15% of product sales for the six months ended 30 June 2003 (2002: 14%).

Research and development (R&D)

R&D expenditure increased to $50.1 million in Q2 2003 from $46.8 million in Q2 2002, representing an increase of 7%. Expressed as a percentage of total revenues, R&D expenditure for the quarter was 17% (Q2 2002: 19%).

Selling, general and administrative (SG&A)

SG&A expenses increased from $84.3 million in Q2 2002 to $102.6 million in Q2 2003, an increase of 22%. As a percentage of product sales, these expenses were 42% (2002: 41%).

Q2 2003 SG&A expenses included continued additional promotional spend for ADDERALL XR in relation to sustained competitor activity, as well as for the ongoing relaunch of CARBATROL. As the benefit of this promotional spend is realised, this high level of spend is expected to moderate over the remainder of the year.

Depreciation and amortisation

The depreciation charge for Q2 2003 was $4.0 million, an increase of $0.7 million compared to 2002. Amortisation charges were $9.1 million, an increase of $0.3 million compared to Q2 2002.

Interest income and expense

For the three months ended 30 June 2003, the Company received interest income of $4.3 million (Q2 2002: $4.8 million). Interest expense increased from $1.8 million in Q2 2002 to $2.7 million in 2003, primarily relating to costs associated with partial buy back of the convertible notes.

Other (expense)/income, net

For the three months ended 30 June 2003, other expense totalled $3.7 million (Q2 2002: $0.9 million). The expense is primarily attributable to investment write-downs for other than temporary impairment of $4.5 million.

Taxation

For Q2 2003 income taxes increased $4.2 million to $25.5 million from $21.3 million for Q2 2002. Our effective tax rate was 28% for Q2 2003 (2002: 27%). We have net deferred tax assets of $58.9 million at 30 June 2003. Realisation is dependent upon generating sufficient taxable income to utilise such assets. Although realisation of these assets is not assured, management believes it is more likely than not that the deferred tax assets will be realised.

Equity in (losses)/earnings of equity method investees

We received $0.9 million representing our 50% share of earnings from our antiviral commercialisation partnership with GSK in Canada (Q2 2002: $1.9 million) and we incurred a loss of $2.1 million representing our 50% share of the losses of our commercialisation partnership with Qualia Computing Inc (Q2 2002: $nil).

Discontinued operations

The Company completed the divestment of its OTC portfolio on 27 December 2002. These products were originally acquired in 1999 as a result of the Company's merger with Roberts Pharmaceutical Corporation. In accordance with US GAAP the 2002 results have been restated to present the results of these products as a discontinued operation.

The OTC business contributed net income of $1.6 million for the three months ended 30 June 2002, which is included in the reported net income number for 2002.

R&D OVERVIEW

As part of its strategic review Shire will refocus its portfolio onto lower risk, later stage opportunities and to build its franchise in CNS, GI and in renal, but the refocus and prioritisation will enable Shire to alter the risk balance profile of the portfolio to improve the likely return on this investment.

R&D Activities from May to July 2003

RENAL

FOSRENOL
Additional data collection and analysis is underway and Shire will update as soon as further new information is available.

HAEMATOLOGY

XAGRID
XAGRID (anagrelide hydrochloride) received a positive opinion from the European Committee for Proprietary Medicinal Products (CPMP) for XAGRID to be used in the treatment of Essential Thrombocythemia (ET).

Once marketing approval is received, pricing and reimbursement negotiations will commence with individual national authorities prior to launch. The drug is already marketed by Shire in the US and a range of other territories under the trademark AGRYLIN. Total sales of AGRYLIN in 2002 were $119.2 million, up 39% on 2001. It is estimated by Shire that 40,000 patients suffering from ET across the European Union (EU) member states would be eligible for treatment with XAGRID. There is currently no other platelet-reducing treatment approved for the treatment of ET across the EU.

Essential Thrombocythemia is a condition arising from a chronic disorder of bone marrow, which leads to an increased production of blood platelets. Excessive platelet production can result in abnormal blood clot formation and bleeding, thereby increasing the risk of stroke, heart attack and gastrointestinal bleeding.

CENTRAL NERVOUS SYSTEM (cns)

METHYPATCH
At the end of February 2003, Shire announced the acquisition from Noven Pharmaceuticals, Inc. (Noven) of the worldwide sales and marketing rights to METHYPATCH, a supplemental product for Shire's ADHD franchise. As previously announced on 28 April 2003, Noven has received a not approvable letter for METHYPATCH. Noven have an ongoing dialogue with the FDA and Shire is working with Noven to resolve the issues.

ADDERALL XR
Shire submitted an sNDA for ADDERALL XR in the treatment of adult ADHD on 19 December 2002. The review with the FDA is underway with an expected Prescription Drug User Fee Act date at the end of October 2003. Shire estimates adult ADHD treatment rates to be around 5% in the US, thus there is a significant opportunity for ADDERALL XR in the approximately 8 million adult ADHD patient population.

GASTROINTESTINAL

As announced previously, SPD476 for the treatment of Ulcerative Colitis continues to show promising results. Phase III trials are on schedule to begin during the second half of 2003.

ANTI-INFECTIVES

SPD754
SPD754 is a cytidine analogue nucleoside reverse transcriptase inhibitor (NRTI) in development for the treatment of HIV, including HIV resistant to other NRTI's. The first phase II study with SPD754 was recently presented at the 2nd International AIDS Society (IAS) meeting in Paris (July 2003).

This randomised, double blind trial evaluated the anti-viral activity and safety of 4 doses of SPD754 versus placebo in 63, treatment-naive, HIV infected subjects. SPD754 was shown to have potent anti-viral activity and to be well tolerated with an adverse event profile similar to that of placebo.

After 7 and 10 days' monotherapy, SPD754 reduced the mean Viral Load (VL) by up to 1.44 and 1.65 log respectively. Up to 92% of subjects achieved >1 log drop in their VL. All active doses were statistically significantly superior to placebo.

SPD754 did not select for known NRTI-resistant mutations in this setting. Overall, the drug was well tolerated, with no indication of dose-limiting adverse events.

Shire is excited at the prospect of this compound and is keen to evaluate potential development and marketing partnerships to ensure the product can be rapidly made available to patients.

ONCOLOGY

As a result of the strategic review, Shire has decided to out-license TROXATYL.

US GAAP Results
Consolidated Balance Sheets

                                                                                  (Unaudited)
                                                                                      30 June           31 December
                                                                                         2003                  2002
                                                                                        $'000                 $'000
                                                                                  -----------           -----------
ASSETS
Current assets:
Cash and cash equivalents                                                             967,480               897,718
Marketable securities                                                                 217,677               316,126
Accounts receivable, net                                                              194,908               138,397
Inventories                                                                            54,405                49,216
Deferred tax asset                                                                     36,759                34,849
Prepaid expenses and other current assets                                              35,355                30,790
                                                                                  -----------           -----------
Total current assets                                                                1,506,584             1,467,096

Investments                                                                            79,117                71,962
Property, plant and equipment, net                                                    167,014               135,234
Goodwill, net                                                                         209,134               203,767
Other intangible assets, net                                                          313,898               301,084
Deferred tax asset                                                                     22,101                 6,216
Other non-current assets                                                               22,630                23,264
                                                                                  -----------           -----------
Total assets                                                                        2,320,478             2,208,623
                                                                                  -----------           -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current instalments of long-term debt                                                   1,024                   888
Accounts payable and accrued expenses                                                 186,083               184,107
Other current liabilities                                                              30,701                15,492
                                                                                  -----------           -----------
Total current liabilities from continuing operations                                  217,808               200,487
Current liabilities from discontinued operations                                            -                12,784
                                                                                  -----------           -----------
Total current liabilities                                                             217,808               213,271

Long-term debt, excluding current instalments                                         377,592               407,302
Other long-term liabilities                                                            11,913                14,884
                                                                                  -----------           -----------
Total liabilities                                                                     607,313               635,457
                                                                                  -----------           -----------
Shareholders' equity:
Common stock of 5p par value; 800,000,000 shares authorised; and
477,292,144 (December 31, 2002: 484,344,412) shares issued and
outstanding                                                                            39,469                40,051
Exchangeable shares; 5,840,110 (December 31, 2002: 5,874,112) shares
issued and outstanding                                                                270,698               272,523
Additional paid-in capital                                                            979,744             1,027,499
Accumulated other comprehensive income/(loss)                                          20,179              (41,431)
Retained earnings                                                                     403,075               274,524
                                                                                  -----------           -----------
Total shareholders' equity                                                          1,713,165             1,573,166
                                                                                  -----------           -----------
Total liabilities and shareholders' equity                                          2,320,478             2,208,623
                                                                                  -----------           -----------


US GAAP Results
Unaudited Consolidated Statements of Operations

                                                           3 months to 30     3 months to   6 months to 30   6 months to 30
                                                                June 2003    30 June 2002        June 2003        June 2002
                                                                    $'000           $'000            $'000            $'000
                                                               ----------      ----------       ----------       ----------
Total revenues                                                    298,988         248,084          603,505          485,066
Cost of revenues                                                 (38,993)        (29,721)         (77,638)         (54,741)
                                                               ----------      ----------       ----------       ----------
Gross profit                                                      259,995         218,363          525,867          430,325
Operating expenses                                              (165,778)       (143,254)        (342,458)        (284,923)
                                                               ----------      ----------       ----------       ----------
Operating income                                                   94,217          75,109          183,409          145,402

Interest income                                                     4,298           4,820            9,411            9,551
Interest expense                                                  (2,689)         (1,796)          (5,337)          (3,773)
Other (expense)/income, net                                       (3,679)           (910)          (7,295)              231
                                                               ----------      ----------       ----------       ----------
Total other (expense)/income, net                                 (2,070)           2,114          (3,221)            6,009
                                                               ----------      ----------       ----------       ----------
Income from continuing operations before income taxes
and equity in (losses)/earnings of equity method                   92,147          77,223          180,188          151,411
investees
Income taxes                                                     (25,457)        (21,323)         (49,983)         (41,080)
Equity in (losses)/earnings of equity method investees            (1,205)           1,855          (1,654)            2,599
                                                               ----------      ----------       ----------       ----------
Income from continuing operations                                  65,485          57,755          128,551          112,930
Income from discontinued operations (net of income tax
expense of  $nil, $912, $nil and $1,868 respectively)                   -           1,552                -            3,179
                                                               ----------      ----------       ----------       ----------
Net income                                                         65,485          59,307          128,551          116,109
                                                               ----------     -----------       ----------       ----------
Earnings per share:
Basic
Continuing operations                                               13.1c           11.5c            25.6c            22.6c
Discontinued operations                                                 -            0.4c                -             0.6c
                                                               ----------      ----------       ----------       ----------
Net income                                                          13.1c           11.9c            25.6c            23.2c
                                                               ----------      ----------       ----------       ----------
Diluted
Continuing operations                                               12.8c           11.3c            25.1c            22.0c
Discontinued operations                                                 -            0.3c                -             0.6c
                                                               ----------      ----------       ----------       ----------
Net income                                                          12.8c           11.6c            25.1c            22.6c
                                                               ----------      ----------       ----------       ----------
Weighted average number of shares:
Basic                                                         501,504,962     500,365,947      501,746,083      500,147,383
Diluted                                                       522,559,387     523,990,414      522,652,319      525,324,877
                                                              -----------     -----------      -----------      -----------

The results for the 3 and 6 months ended 30 June 2002 have been restated to reflect the disposal of our OTC business that has been accounted for as a discontinued operation.

US GAAP Results
Unaudited Consolidated Statements of Cash Flows

                                                                 3 months to     3 months to 30     6 months to    6 months to 30
                                                                30 June 2003               June    30 June 2003              June
                                                                       $'000               2002           $'000              2002
                                                                                          $'000                             $'000
                                                                 -----------        -----------     -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations                                 65,485             57,755         128,551           112,930
Adjustments to reconcile net income to net cash provided by
operating activities:
  Depreciation and amortisation                                        9,800              9,139          21,461            17,812
  Stock option compensation                                                -                152            (24)             (150)
  Tax benefit of stock option compensation,
  charged directly to equity                                               -                 99               -               689
  Increase in deferred tax asset                                     (6,625)            (1,791)        (17,795)           (4,695)
  Non cash exchange gains and losses                                   4,142              2,465           5,937             1,672
  Equity in losses/(earnings) of equity method
  investees                                                            1,205            (1,855)           1,654           (2,599)
  Write-down of long term investments                                  4,500                  -           8,472             2,500
  Write-down of intangible assets                                      3,287              3,000           3,287             4,500
  Loss on sale of fixed assets                                             -                116               -               116
Changes in operating assets and liabilities, net of acquisitions:
  (Increase)/decrease in accounts receivable                        (55,699)              (109)        (56,511)            53,404
  Increase in inventory                                              (2,644)              (247)         (5,189)           (9,409)
  (Increase)/decrease in prepayments and other
  current assets                                                     (4,058)            (8,049)         (4,565)             4,328
  (Increase)/decrease in other assets                                  (684)              1,835             634               569
  (Decrease)/increase in accounts and notes
  payable and other liabilities                                     (16,921)           (54,128)           1,431          (52,417)
  Decrease in unearned income                                              -                  -               -          (17,409)
                                                                 -----------        -----------     -----------       -----------
Net cash provided by operating activities                              1,788              8,382          87,343           111,841
                                                                 -----------       ------------     -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in short-term deposits                                       33,750             11,223          98,449           498,021
Purchase of long-term investments                                          -                  -         (1,475)           (1,017)
Purchase of intangible assets                                       (25,500)           (18,510)        (25,500)          (18,510)
Purchase of property, plant and equipment                           (13,988)            (4,518)        (27,601)           (7,648)
                                                                 -----------        -----------     -----------       -----------
Net cash (used in)/provided by investing activities                  (5,738)           (11,805)          43,873           470,846
                                                                 -----------       ------------     -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase/payments on long-term debt, capital leases and
notes                                                               (29,816)            (2,583)        (29,879)           (2,583)
Proceeds from exercise of options                                      1,343              2,774           2,254             3,552
Payments for the redemption of common stock                         (52,392)                  -        (52,392)                 -
                                                                 -----------        -----------     -----------       -----------
Net cash (used in)/provided by financing activities                 (80,865)                191        (80,017)               969
                                                                 -----------       ------------     -----------      ------------
Effect of foreign exchange rate changes on cash and cash
equivalents                                                           10,827              9,587          18,563             9,489
                                                                 -----------        -----------     -----------       -----------
Net (decrease)/increase in cash and cash equivalents                (73,988)              6,355          69,762           593,145
Cash flows provided by discontinued operations                             -              1,711               -             3,338
                                                                 -----------        -----------     -----------       -----------
Net (decrease)/increase in cash and cash equivalents                (73,988)              8,066          69,762           596,483
Cash and cash equivalents at beginning of period                   1,041,468            706,457         897,718           118,040
                                                                 -----------        -----------     -----------       -----------
Cash and cash equivalents at end of period                           967,480            714,523         967,480           714,523
                                                                 -----------       ------------     -----------       -----------

Selected Notes to the Unaudited US GAAP Financial Statements

(1) Analysis of revenues, operating income and reportable segments

The Company has disclosed segment information for the individual operating areas of the business, based on the way in which the business is managed and controlled. The Company evaluates performance based on operating income or loss before interest and income taxes.

For 2003 our reporting has been expanded as set out below to provide more information on the Corporate and International segments. The 2002 reportable segments have been restated on this basis.


3 months to 30 June 2003                       US    International     Biologics      Corporate           R&D         Total
                                            $'000            $'000         $'000          $'000         $'000         $'000
                                         --------         --------      --------       --------      --------      --------
Product sales                             209,607           36,056           787              -             -       246,450
Licensing and development                     702                -             -              -             -           702
Royalties                                      14            2,725             -         49,097             -        51,836
                                         --------         --------      --------       --------      --------      --------
Total revenues                            210,323           38,781           787         49,097             -       298,988
                                         --------         --------      --------       --------      --------      --------

Cost of product sales                      26,887           11,450           656                                     38,993
                                                                                              -             -
Research and development                        -                -             -              -        50,097        50,097
Selling, general and administrative        65,941           19,084         2,364         15,205             -       102,594
Depreciation and amortisation               8,728            2,379         1,121            859             -        13,087
                                         --------         --------      --------       --------      --------      --------
Total operating expenses                  101,556           32,913         4,141         16,064        50,097       204,771
                                         --------         --------      --------       --------      --------      --------
Operating income/(loss)                   108,767            5,868       (3,354)         33,033      (50,097)        94,217
                                         --------         --------      --------       --------      --------      --------




3 months to 30 June 2002                       US    International     Biologics      Corporate           R&D         Total
                                            $'000            $'000         $'000          $'000         $'000         $'000
                                         --------         --------      --------       --------      --------      --------
Product sales                             173,895           32,511           455              -             -       206,861
Licensing and development                     662              261             -              -             -           923
Royalties                                       7            1,280             -         39,225             -        40,512
Other revenues                                  -             (31)         (181)              -             -         (212)
                                         --------         --------      --------       --------      --------      --------
Total revenues                            174,564           34,021           274         39,225             -       248,084
                                         --------         --------      --------       --------      --------      --------

Cost of product sales                      15,286           14,088           347              -                      29,721
                                                                                                            -
Research and development                        -                -             -              -        46,802        46,802
Selling, general and administrative        55,269           17,719         2,206          9,119             -        84,313
Depreciation and amortisation               7,534            2,415         1,139          1,051             -        12,139
                                         --------         --------      --------       --------      --------      --------
Total operating expenses                   78,089           34,222         3,692         10,170        46,802       172,975
                                         --------         --------      --------       --------      --------      --------
Operating income/(loss)                    96,475            (201)       (3,418)         29,055      (46,802)        75,109
                                         --------         --------      --------       --------      --------      --------



6 months to 30 June 2003                       US    International     Biologics      Corporate           R&D         Total
                                            $'000            $'000         $'000          $'000         $'000         $'000
                                         --------         --------      --------       --------      --------      --------
Product sales                             429,570           71,747         1,486              -             -       502,803
Licensing and development                   1,096                -             -              -             -         1,096
Royalties                                      14            4,924             -         94,661             -        99,599
Other revenues                                  7                -             -              -             -             7
                                         --------         --------      --------       --------      --------      --------
Total revenues                            430,687           76,671         1,486         94,661             -       603,505
                                         --------         --------      --------       --------      --------      --------

Cost of product sales                      53,259           23,096         1,283                                     77,638
                                                                                              -             -
Research and development                        -                -             -              -       104,695       104,695
Selling, general and administrative       135,626           38,241         4,616         34,532             -       213,015
Depreciation and amortisation              16,053            4,744         2,270          1,681             -        24,748
                                         --------         --------      --------       --------      --------      --------
Total operating expenses                  204,938           66,081         8,169         36,213       104,695       420,096
                                         --------         --------      --------       --------      --------      --------
Operating income/(loss)                   225,749           10,590       (6,683)         58,448     (104,695)       183,409
                                         --------         --------      --------       --------      --------      --------




6 months to 30 June 2002                       US    International     Biologics      Corporate           R&D         Total
                                            $'000            $'000         $'000          $'000         $'000         $'000
                                         --------         --------      --------       --------      --------      --------
Product sales                             341,208           61,563           597              -             -       403,368
Licensing and development                   1,203              402             -              -             -         1,605
Royalties                                     221            3,040             -         76,827             -        80,088
Other revenues                                  -                5             -              -             -             5
                                         --------         --------      --------       --------      --------      --------
Total revenues                            342,632           65,010           597         76,827             -       485,066
                                         --------         --------      --------       --------      --------      --------

Cost of product sales                      29,975           24,007           759              -                      54,741
                                                                                                            -
Research and development                        -                -             -              -        96,531        96,531
Selling, general and administrative       109,583           32,118         3,969         20,410             -       166,080
Depreciation and amortisation              13,479            4,698         2,185          1,950             -        22,312
                                         --------         --------      --------       --------      --------      --------
Total operating expenses                  153,037           60,823         6,913         22,360        96,531       339,664
                                         --------         --------      --------       --------      --------      --------
Operating income/(loss)                   189,595            4,187       (6,316)         54,467      (96,531)       145,402
                                         --------         --------      --------       --------      --------      --------


Included within the selling, general and administrative costs in the corporate segment for the 6 months to 30 June 2003 is $7.2 million in respect of the former Chief Executive's departure.

(2) Earnings per share

Basic earnings per share is based upon the net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.

Diluted earnings per share is based upon net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period and adjusted for the effect of all dilutive potential common shares that were outstanding during the period.


                                                       3 months to 30    3 months to 30    6 months to 30    6 months to 30
                                                            June 2003         June 2002         June 2003              June
                                                                $'000             $'000             $'000              2002
                                                                                                                      $'000
                                                           ----------        ----------        ----------        ----------
Numerator for basic earnings per share                         65,485            59,307           128,551           116,109
Interest charged on convertible debt, net of tax                1,342             1,411             2,723             2,808
                                                           ----------        ----------        ----------        ----------
Numerator for diluted earnings per share                       66,827            60,718           131,274           118,917
                                                           ----------        ----------        ----------        ----------



                                                     Number of shares  Number of shares  Number of shares  Number of shares
                                                     ----------------  ----------------  ----------------  ----------------
Weighted average number of shares:
Basic                                                     501,504,962       500,365,947       501,746,083       500,147,383
Effect of dilutive shares:
Stock options                                               2,030,976         2,357,078         1,470,870         3,910,105
Warrants                                                            -         1,144,179                 -         1,144,179
Convertible debt                                           19,023,449        20,123,210        19,435,366        20,123,210
                                                          -----------       -----------       -----------       -----------
Diluted                                                   522,559,387       523,990,414       522,652,319       525,324,877
                                                          -----------       -----------       -----------       -----------

Basic earnings per share                                        13.1c             11.9c             25.6c             23.2c
                                                          -----------        ----------        ----------        ----------
Diluted earnings per share                                      12.8c             11.6c             25.1c             22.6c
                                                          -----------        ----------        ----------        ----------

Warrants to purchase approximately 1.4 million common shares for the 3 and 6 months ended 30 June 2003 were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

Stock options to purchase approximately 18.1 million and 18.0 million common shares for the 3 months and 6 months ended June 30, 2003 respectively, were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

(3)      Analysis of revenues


                             3 months to      3 months to      3 months to       3 months to
                            30 June 2003     30 June 2002     30 June 2003      30 June 2003
                                   $'000            $'000         % change        % of total
                                --------         --------         --------            ------
Net product sales:
ADDERALL XR                      102,429           75,821             +35%               34%
ADDERALL                          19,191           28,321             -32%                7%
AGRYLIN                           36,551           29,435             +24%               12%
PENTASA                           24,754           21,479             +15%                8%
PROAMATINE                        18,301           10,868             +68%                6%
CARBATROL                         13,915           12,574             +11%                5%
Calciums                           6,359            5,703             +12%                2%
Others                            24,950          22,660              +10%                8%
                                --------         --------         --------           -------
                                246,450          206,861              +19%               82%
                                --------         --------         --------           -------
Royalty income:
3TC                               37,540           30,720             +22%               13%
ZEFFIX                             5,721            4,510             +27%                2%
Others                             8,575            5,282             +62%                3%
                                --------         --------         --------           -------
                                  51,836           40,512             +28%               18%
                                --------         --------         --------           -------
Licensing                            702              923             -24%                 -
Other                                  -            (212)                -                 -
                                --------         --------         --------           -------
Total revenues                   298,988          248,084             +21%              100%
                                --------         --------         --------           -------



                             6 months to      6 months to      6 months to       6 months to
                            30 June 2003     30 June 2002     30 June 2003      30 June 2003
                                   $'000            $'000         % change        % of total
                                --------         --------         --------            ------
Net product sales:
ADDERALL XR                      217,592          137,696             +58%               36%
ADDERALL                          38,090           74,491             -49%                6%
AGRYLIN                           76,225           52,871             +44%               13%
PENTASA                           54,473           39,026             +40%                9%
PROAMATINE                        32,136           20,441             +57%                5%
CARBATROL                         23,336           24,146              -3%                4%
Calciums                          12,467           10,402             +20%                2%
Others                            48,484           44,295              +9%                8%
                                --------         --------         --------           -------
                                 502,803          403,368             +25%               83%
                                --------         --------         --------           -------
Royalty income:
3TC                               71,679           61,356             +17%               12%
ZEFFIX                            12,120            9,803             +24%                2%
Others                            15,800            8,929             +77%                3%
                                --------         --------         --------           -------
                                  99,599           80,088             +24%               17%
                                --------         --------         --------           -------
Licensing                          1,096            1,605             -32%                 -
Other                                  7                5             +35%                 -
                                --------         --------         --------           -------
Total revenues                   603,505          485,066             +24%              100%
                                --------         --------         --------           -------


UK GAAP Results
Unaudited and Unreviewed Consolidated Profit and Loss Account


                                                                                                             (Audited)
                                              3 months to    3 months to     6 months to    6 months to           Year
                                                  30 June        30 June         30 June        30 June             to
                                                     2003           2002            2003           2002         31 Dec
                                              (pound)'000    (pound)'000     (pound)'000    (pound)'000           2002
                                                                                                           (pound)'000
                                                 --------       --------        --------       --------       --------
Turnover: group and share of joint venture        186,628        171,825         378,638        341,070        697,314
Less: share of joint venture's turnover             (810)              -         (1,536)              -          (762)
                                                 --------       --------        --------       --------       --------
Group turnover on continuing operations
                                                  185,818        171,825         377,102        341,070        696,552
Discontinued operations                                 -          4,128               -          8,520         15,975
                                                 --------       --------        --------       --------       --------
Group turnover                                    185,818        175,953         377,102        349,590        712,527
Cost of sales                                    (27,162)       (21,974)        (49,496)       (41,415)       (95,042)
                                                 --------       --------        --------       --------       --------
Gross profit                                      158,656        153,979         327,606        308,175        617,485
Net operating expenses                          (130,065)      (134,199)       (274,014)      (271,084)    (1,150,630)
                                                 --------       --------        --------       --------       --------
Operating profit/(loss):                           28,591         19,780          53,592         37,091      (533,145)


------------------------------------------- -------------- -------------- --------------- -------------- --------------
------------------------------------------- -------------- -------------- --------------- -------------- --------------
Continuing operations - Group                      28,591         18,100          53,592         33,585      (541,603)
Discontinued operations                                 -          1,680               -          3,506          8,458
                                                 --------       --------        --------       --------       --------
                                                   28,591         19,780          53,592         37,091      (533,145)
------------------------------------------- -------------- -------------- --------------- -------------- --------------
------------------------------------------- -------------- -------------- --------------- -------------- --------------
Share of joint venture's operating loss           (1,263)              -         (1,991)              -          (559)
Finance charges, net                                1,492          3,401           3,177            795          6,931
                                                 --------       --------        --------       --------       --------
Profit/(loss) on ordinary activities
before taxation                                    28,820         23,181          54,778         37,886      (526,773)
Tax on profit/(loss) on ordinary
activities                                       (15,628)       (15,121)        (30,815)       (29,372)       (61,626)
                                                 --------       --------        --------       --------       --------

Retained profit/(loss) for the period
transferred to/(from) reserves                     13,192          8,060          23,963          8,514      (588,399)
                                                 --------       --------        --------       --------       --------
Earnings/(loss) per share
Basic                                                2.6p           1.6p            4.8p           1.7p       (117.5p)
Diluted                                              2.6p           1.6p            4.8p           1.7p       (117.5p)


Unaudited and Unreviewed Consolidated Statement of Total Recognised Gains and Losses

                                                                                                             (Audited)
                                              3 months to    3 months to     6 months to    6 months to           Year
                                                  30 June        30 June         30 June        30 June             to
                                                     2003           2002            2003           2002         31 Dec
                                              (pound)'000    (pound)'000     (pound)'000    (pound)'000           2002
                                                                                                           (pound)'000
                                                 --------       --------        --------       --------       --------
Profit/(loss) for the period                       13,192          8,060          23,963          8,514      (588,399)
Translation of the financial statements
of overseas subsidiaries                         (20,039)       (36,865)           8,834       (15,757)       (62,739)
                                                 --------       --------        --------       --------       --------
Total recognised gains and losses relating
to the period                                     (6,847)       (28,805)          32,797        (7,243)      (651,138)
                                                 --------       --------        --------       --------       --------


UK GAAP Results
Unaudited and Unreviewed Consolidated Balance Sheet


                                                                                            (Audited)
                                                                            30 June            31 Dec            30 June
                                                                               2003              2002               2002
                                                                        (pound)'000       (pound)'000        (pound)'000
                                                                           --------          --------           --------
Fixed assets
Intangible assets - intellectual property                                   186,541           183,404            252,272
Intangible assets - goodwill                                              1,847,076         1,900,896          2,577,186
Tangible assets                                                             101,209            84,001             77,191
Fixed asset investments                                                      37,411            37,345             43,829
Investment in joint ventures
  Share of gross assets                                                       3,850             5,082                  -
  Share of gross liabilities                                                  (523)             (342)                  -
                                                                           --------          --------           --------
                                                                          2,175,564         2,210,386          2,950,478
                                                                           --------          --------           --------
Current assets
Stocks                                                                       32,969            30,571             37,913
Debtors
- due within one year excluding deferred tax                                136,073           106,125            121,296
- due within one year - deferred tax                                         22,275            21,646             17,589
- due after more than one year excluding deferred tax                        13,713             9,535             11,194
- due after more than one year - deferred tax                                13,393             3,861              6,512
Current asset investments                                                   206,386           196,364            252,267
Cash at bank and in hand                                                    513,548           558,432            365,413
                                                                           --------          --------           --------
                                                                            938,357           926,534            812,184
Creditors: Amounts falling due within one year
  Convertible debt                                                                -                 -              (984)
  Other creditors                                                         (132,601)         (131,885)          (106,789)
                                                                           --------          --------           --------
                                                                          (132,601)         (131,885)          (107,773)
                                                                           --------          --------           --------
Net current assets                                                          805,756           794,649            704,411
                                                                           --------          --------           --------
Total assets less current liabilities                                     2,981,320         3,005,035          3,654,889
Creditors: amounts falling due after more than one year
  Convertible debt                                                        (219,544)         (243,547)          (256,078)
  Other creditors                                                          (11,683)          (13,782)            (9,715)
                                                                           --------          --------           --------
                                                                          (231,227)         (257,329)          (265,793)
                                                                           --------          --------           --------
Net assets                                                                2,750,093         2,747,706          3,389,096
                                                                           --------          --------           --------
Capital and reserves
Called-up share capital                                                      23,866            24,217             24,153
Share premium                                                             3,217,006         3,214,512          3,211,842
Exchangeable shares                                                         190,442           191,552            191,781
Capital reserve                                                               2,755             2,755              2,755
Capital redemption reserve                                                      380                 -                  -
Other reserves                                                               24,247            24,247             24,247
Profit and loss account                                                   (708,603)         (709,577)           (65,682)
                                                                           --------          --------           --------
Equity shareholders' funds                                                2,750,093         2,747,706          3,389,096
                                                                           --------          --------           --------


UK GAAP Results
Unaudited and Unreviewed Consolidated cash flow statement


                                                                               6 months to            6 months to
                                                                                   30 June                30 June
                                                                                      2003                   2002
                                                                               (pound)'000            (pound)'000
                                                                                  --------               --------
Net cash inflow from operating activities (note 2a)                                 98,224                127,987
Returns on investments and servicing of finance:
Interest received                                                                    7,303                  6,632
Interest paid                                                                      (4,126)                (2,592)
                                                                                  --------               --------
Net cash inflow from returns on investments and servicing of
finance                                                                              3,177                  4,040
                                                                                  --------               --------
Taxation:
Overseas corporation tax paid                                                     (46,605)               (47,890)
                                                                                  --------               --------
Capital expenditure and financial investments:
Purchase of long term investment                                                     (912)                (2,400)
Purchase of intangible fixed assets                                               (14,568)               (12,900)
Purchase of tangible fixed assets                                                 (16,992)                (4,175)
                                                                                  --------               --------
Net cash outflow for capital expenditure and financial investments                (32,472)               (19,475)
                                                                                  --------               --------
Cash inflow before management of liquid resources and financing                     22,324                 64,662
                                                                                  --------               --------
Management of liquid resources:
(Decrease)/increase in cash placed on short-term deposit                           (6,235)                238,983

Financing:
Payments for redemption of share capital                                          (31,822)                      -
Exercise of share options                                                            1,412                  2,433
Net decrease in debt during the year                                              (18,475)                (1,725)
                                                                                  --------               --------
Net cash (outflow)/inflow from financing                                          (48,885)                    708
                                                                                  --------               --------
(Decrease)/increase in cash in the year                                           (32,796)                304,353
                                                                                  --------               --------



Selected Notes to the Unaudited and Unreviewed UK GAAP Financial Statements

(1) Earnings per share

Earnings per share has been calculated by dividing the profit on ordinary activities after taxation for each period by the weighted average number of shares in issue during those periods.

The weighted average number of shares used in calculating fully diluted earnings per share has been adjusted for the effects of all dilutive potential ordinary shares.

The $400 million convertible loan note is excluded from the calculation of weighted average number of shares for fully diluted earnings per share in 2003 and 2002 as it was not dilutive. The zero coupon convertible loan note included in 2002 has no impact on the numerator for fully diluted earnings per share.

The warrants to purchase approximately 1.4 million common shares for the 3 and 6 months ended 30 June 2003 were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.


                                                                                                                  (Audited)
                                             3 months to      3 months to      6 months to      6 months to         Year to
                                                 30 June          30 June          30 June          30 June          31 Dec
                                                    2003             2002             2003             2002            2002
                                             (pound)'000      (pound)'000      (pound)'000      (pound)'000     (pound)'000
                                              ----------       ----------       ----------       ----------      ----------
Profit for the period (for basic and
diluted EPS)                                      13,192            8,060           23,963            8,514       (588,399)
                                              ----------       ----------       ----------       ----------      ----------


                                               Number of        Number of        Number of        Number of       Number of
                                                  shares           shares           shares           shares          shares
                                              ----------       ----------       ----------       ----------      ----------
Weighted average number of shares:
Basic                                        501,504,962      500,365,947      501,746,083      500,147,383     500,687,594
Conversion of convertible debt                         -          276,033                -          276,033               -
Exercise of share options                      2,030,976        2,357,078        1,470,870        3,910,104               -
Exercise of warrants                                   -        1,144,179                -        1,144,179               -
                                              ----------       ----------       ----------       ----------      ----------
Fully diluted                                503,535,938      504,143,237      503,216,953      505,477,699     500,687,594
                                              ----------      -----------      -----------      -----------      ----------

Selected Notes to the Unaudited and Unreviewed UK GAAP Financial Statements (continued)

(2) Notes to the consolidated cash flow statement

(a) Reconciliation of operating profit to net cash inflow from operating activities

                                                   6 months to      6 months to
                                                  30 June 2003     30 June 2002
                                                   (pound)'000      (pound)'000
                                                    ----------       ----------
Group operating profit                                  53,592           37,091
Exchange loss                                            2,298            5,671
Depreciation                                             4,734            4,527
Amortisation of intangible fixed assets                 62,630           75,302
Write-down of fixed asset investments                    5,251            1,853
Write-down on intangible fixed assets                    1,996            3,124
Increase in stocks                                     (2,398)          (5,833)
(Increase)/decrease in debtors                        (26,494)           50,082
Decrease in creditors                                  (3,385)         (43,830)
                                                    ----------        ---------
Net cash inflow from operating activities               98,224          127,987
                                                    ----------       ----------

(b) Analysis and reconciliation of net funds


                                                      Start of                Cash    Exchange movement           End of
6 months to 30 June 2003                                period                flow          (pound)'000           period
                                                   (pound)'000         (pound)'000                           (pound)'000
                                                      --------            --------             --------         --------
Cash at bank and in hand                               558,432            (32,796)             (12,088)          513,548
Debt due within one year                                 (389)                 (1)                 (52)            (442)
Finance leases                                           (162)                (19)                    2            (179)
                                                      --------            --------             --------         --------
                                                       557,881            (32,816)             (12,138)          512,927
Debt due after one year                              (244,325)              18,408                5,490        (220,427)
Finance leases                                         (3,757)                  87                   89          (3,581)
                                                      --------            --------             --------         --------
                                                       309,799            (14,321)              (6,559)          288,919
Current asset investments                              196,364               6,235                3,787          206,386
                                                      --------            --------             --------         --------
                                                       506,163             (8,086)              (2,772)          495,305
                                                      --------            --------             --------         --------


                                                      Start of                 Cash   Exchange movement           End of
6 months to 30 June 2002                                period                 flow         (pound)'000           period
                                                   (pound)'000          (pound)'000                          (pound)'000
                                                      --------             --------            --------         --------
Cash at bank and in hand                                81,434              304,356            (20,377)          365,413
Debt due within one year                               (3,008)                1,599                 (2)          (1,411)
                                                      --------             --------            --------         --------
                                                        78,426              305,955            (20,379)          364,002
Debt due after one year                              (269,883)                  126              12,397        (257,360)
                                                      --------             --------            --------         --------
                                                     (191,457)              306,081             (7,982)          106,642
Current asset investments                              497,397            (238,983)             (6,147)          252,267
                                                      --------             --------            --------         --------
                                                       305,940               67,098            (14,129)          358,909
                                                      --------             --------            --------         --------


Selected Notes to the Unaudited and Unreviewed UK GAAP Financial Statements (continued)

(c) Reconciliation of net funds

                                                                                               6 months to   6 months to 30
                                                                                              30 June 2003             June
                                                                                               (pound)'000             2002
                                                                                                                (pound)'000
                                                                                                ----------       ----------
(Decrease)/increase in cash in the period                                                         (32,796)          304,356
Cash outflow from increase in debt and lease financing                                              18,475            1,725
Cash outflow/(inflow) from increases/(decreases) in liquid resources                                 6,235        (238,983)
                                                                                                ----------       ----------
Change in net funds resulting from cash flows                                                      (8,086)           67,098
Translation difference                                                                             (2,772)         (14,129)
                                                                                                ----------       ----------
Movement in net funds in period                                                                   (10,858)           52,969
Net funds at start of period                                                                       506,163          305,940
                                                                                                ----------       ----------
Net funds at end of period                                                                         495,305          358,909
                                                                                                ----------       ----------

(2) Basis of preparation

The Group has applied consistent accounting policies throughout both periods.

The results for the 3 and 6 months ended 30 June 2003 have not been audited or reviewed and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985.


The UK interim financial statements were approved by the Board on 30 July 2003.